Exhibit 99.2

August 9, 2016

Andrew Hirsch

Dear Andrew,

I am pleased to extend to you an offer for the position of Chief Financial Officer at Agios Pharmaceuticals, Inc. (the “Company”), reporting to me. You will receive a semi-monthly salary of $18,333.34 which is equivalent to $440,000.16 annually.

The effective date of your full-time employment with the Company shall be Monday, September 19, 2016.

You will be eligible for our Bonus Program. If the Company meets or exceeds its annual goals, a pool will be established for employees, which will be subject to approval by the Board of Directors. This pool will be allocated according to level and your individual performance. You must be employed by Agios at the time of payment in order to receive your bonus. Your target bonus is 40% of your base compensation. Your bonus payment for achievements in 2016 under our Bonus Program and your base pay merit increase will not be pro-rated based on the length of your active employment with the Company in 2016.

You will be granted a stock option to purchase 125,000 shares of the Company’s common stock, subject to approval by our Board of Directors or its designated representative. The stock option exercise price will be the closing price of AGIO stock on the date of grant and will be subject to the standard terms and conditions of the Agios Stock Option Plan. This option will become exercisable (“vest”) as follows: 25% of the Shares shall vest and become exercisable on the first anniversary of the Vesting Commencement Date and the remaining shares will vest and become exercisable monthly thereafter until the fourth anniversary of the Vesting Commencement Date. For purposes of this Agreement, “Vesting Commencement Date” shall refer to your first day of employment with Agios. A copy of the plan will be provided to you along with a Stock Option Agreement after the option grant has been approved.

You will also be granted at the same time 15,000 Performance Share Units (PSUs), subject to approval by our Board of Directors or their designated representative. Your PSUs will vest 100% on the sixth (6) month date following the written notice by the U.S. FDA of its first NDA approval of a new drug application for the first Company-sponsored investigational drug (the “NDA Approval”), provided that the NDA Approval occurs prior to December 31, 2020. Each performance share unit represents a contingent right to receive one share of the Company’s common stock upon achievement of applicable performance milestone.

You will be eligible to participate in all of the Company’s benefits plans, which include Medical and Dental Insurance Programs, Flexible Spending Program for medical and daycare expenses, Life Insurance, AD&D, and Short and Long Term Disability Plans, and 401(k). The Company currently pays for 90% of the cost of the HMO medical plan and 85% of the PPO

88 Sidney Street ●    Cambridge, MA 02139

Main: 617-649-8600 ● Fax: 617-649-8618

www. agios.com

plan. It currently pays for 90% of the cost of the dental plan and the full cost of Life and AD&D insurance as well as Short and Long Term Disability plans. You will accrue three (3) weeks paid vacation each year in accordance with the Company’s vacation policy. The Company also provides employees with 11 paid holidays annually in accordance with the Company holiday schedule.

You are also eligible to receive severance benefits under our Severance Benefits Plan, effective April 22, 2016 (the “Severance Benefits Plan”) for a Covered Termination as defined in the Severance Benefits Plan.

This Offer Letter is not intended to create or constitute an employment agreement or contract between you and the Company. It is also important for you to understand that Massachusetts is an “at will” employment state. This means that you will have the right to terminate your employment relationship with the Company at any time for any reason. Similarly, the Company will have the right to terminate its employment relationship with you at any time for any reason, except as prohibited by law.

In the initial recruitment process you were advised that your acceptance of this position is with the understanding that the offer of employment is contingent upon successful completion of a background investigation. We will contact you as soon as the background check process has been completed. At that time, assuming successful completion of this process, we can determine the date when your employment will begin.

The offer of employment is also contingent upon your signing the Company’s standard Forms of Agreement Regarding Inventions, Confidentiality and Non-Competition (Copy attached) and I-9 Employment Verification Form. You will be required to submit documentation that establishes identity and employment eligibility in accordance with the US Immigration and Naturalization requirements. If there are any other agreements of any type that you are aware of which may impact or limit your ability to perform your job at the Company, please let us know as soon as possible.

I am very excited about having you join our team and I anticipate that you will make many important contributions to our Company and strategic mission. Please acknowledge your acceptance of this offer by returning a signed copy of this letter.

Best regards,

/s/ David Schenkein

David Schenkein, M.D.

Chief Executive Officer

Agios Pharmaceuticals, Inc.

88 Sidney Street ●    Cambridge, MA 02139

Main: 617-649-8600 ● Fax: 617-649-8618

www. agios.com

I accept this contingent offer of employment with Agios Pharmaceuticals Inc., subject to successful completion of my background investigation.

Signature:

/s/ Andrew Hirsch	August 11, 2016
Date

88 Sidney Street ●    Cambridge, MA 02139

Main: 617-649-8600 ● Fax: 617-649-8618

www. agios.com